Gladstone Investment Corporation Reports Financial Results for its
Third Quarter Ended December 31, 2021
MCLEAN, VA, February 8, 2022: Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its third quarter ended December 31, 2021. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the "SEC"), which is available on the SEC's website at www.sec.gov or the investors section of the Company's website at www.gladstoneinvestment.com.
Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31, 2021	September 30, 2021	$ Change	% Change
For the quarter ended:
Total investment income	$16,742	$18,538	$(1,796)	(9.7)%
Total expenses, net(A)	8,343	16,373	(8,030)	(49.0)%
Net investment income(A)	8,399	2,165	6,234	287.9%
Net realized gain (loss)	22,049	(1,534)	23,583	NM
Net unrealized (depreciation) appreciation	(20,102)	27,504	(47,606)	(173.1)%
Net increase in net assets resulting from operations(A)	$10,346	$28,135	$(17,789)	(63.2)%
Net investment income per weighted-average common share(A)	$0.25	$0.07	$0.18	261.3%
Adjusted net investment income per weighted-average common share(B)	$0.26	$0.23	$0.03	15.1%
Net increase in net assets resulting from operations per weighted-average common share(A)	$0.31	$0.85	$(0.54)	(63.3)%
Cash distribution per common share from net investment income	$0.23	$0.16	$0.07	43.8%
Cash distribution per common share from net realized gains(C)	$0.09	$0.08	$0.01	12.5%
Weighted-average yield on interest-bearing investments	11.9%	13.3%	(1.4)%	(10.5)%
Total dollars invested	$37,000	$30,400	$6,600	21.7%
Total dollars repaid and collected from sales	$74,719	$362	$74,357	NM
Weighted-average shares of common stock outstanding - basic and diluted	33,205,023	33,205,023	—	—%

As of:
Total investments, at fair value	$700,738	$736,503	$(35,765)	(4.9)%
Fair value, as a percent of cost	103.7%	106.6%	(2.9)%	(2.7)%
Net assets	$440,589	$440,701	$(112)	—%
Net asset value per common share	$13.27	$13.27	$—	—%
Number of portfolio companies	26	27	(1)	(3.7)%
NM = Not Meaningful
(A)Inclusive of $0.4 million, or $0.01 per weighted-average common share, and $5.6 million, or $0.16 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended December 31, 2021 and September 30, 2021, respectively. These fees were accrued in accordance with United States generally accepted accounting principles ("GAAP"). As of December 31, 2021, only a portion of total capital gains-based incentive fees accrued under GAAP were contractually due under the terms of the investment advisory agreement. Also see discussion under Non-GAAP Financial Measure - Adjusted Net Investment Income below.
(B)See Non-GAAP Financial Measure - Adjusted Net Investment Income,below, for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes it is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.

(C)Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.
Highlights for the Quarter: During the quarter ended December 31, 2021, the following significant events occurred:
•Portfolio Activity:
◦Exited our investment in Pioneer Square Brands, Inc., which resulted in success fee income of $0.5 million, repayment of our debt investment of $23.1 million at par, and a realized gain of $21.9 million;

◦Exited our investment in SOG Specialty Knives & Tools, LLC, which resulted in success fee income of $2.9 million, repayment of our debt investment of $8.9 million at par, and a continuing common stock investment; and
◦Invested an aggregate of $37.0 million in various existing portfolio companies through secured first lien debt.
•Distributions and Dividends:
◦Paid $0.075 per common share to common stockholders in each of October, November, and December 2021; and
◦Paid a $0.09 per common share supplemental distribution to common stockholders in December 2021.
Third Quarter Results: Net investment income for the quarter ended December 31, 2021 was $8.4 million, or $0.25 per weighted-average common share, compared to net investment income for the quarter ended September 30, 2021 of $2.2 million, or $0.07 per weighted-average common share. This change was a result of a decrease in total expenses, net of credits, partially offset by a decrease in total investment income, quarter over quarter.
Total investment income during the quarters ended December 31, 2021 and September 30, 2021 was $16.7 million and $18.5 million, respectively. The quarter over quarter decrease was primarily due to a $1.6 million decline in collections of past due interest from portfolio companies previously on non-accrual status as well as a $0.8 million decrease in dividend and success fee income, the timing of which can be variable.
Total expenses, net of credits, during the quarters ended December 31, 2021 and September 30, 2021 was $8.3 million and $16.4 million, respectively. The quarter over quarter decrease was primarily due to a $5.2 million decrease in the capital gains-based incentive fees in the current quarter, as a result of the net impact of realized and unrealized gains and losses, a $2.8 million increase in credits to fees from adviser, and a $0.8 million decrease in dividend expense related to the redemption of the Series E Term Preferred Stock in the prior quarter, which were partially offset by a $0.8 million increase in interest expense, as a result of the issuance of the 2028 Notes in the prior quarter.
Net asset value per common share remained consistent as of December 31, 2021 compared to September 30, 2021 at $13.27. The quarter over quarter variations were primarily due to $20.1 million, or $0.61 per common share, of net unrealized depreciation of investments, of which $25.4 million was due to the reversal of unrealized depreciation on exits and $5.3 million was due to unrealized appreciation of investments, and $10.5 million, or $0.32 per common share, of distributions paid to common shareholders. These amounts were offset by $22.0 million, or $0.67 per common share, of realized gains on investments, $8.4 million, or $0.25 per common share, of net investment income.
Subsequent Events: After December 31, 2021, the following significant events occurred:
•Significant Investment Activity:
◦In January 2022, we invested $5.0 million in an existing portfolio company, SBS Industries Holdings, Inc. (“SBS”), through a combination of secured second lien debt and preferred equity. As part of the additional investment, SBS was renamed SFEG Holdings, Inc.

•Distributions and dividends: In January 2022, our Board of Directors declared the following monthly and supplemental distributions to common stockholders:

Record Date	Payment Date	Distribution per Common Share
January 21, 2022	January 31, 2022	$0.075
February 4, 2022	February 14, 2022	0.120	(A)
February 18, 2022	February 28, 2022	0.075
March 23, 2022	March 31, 2022	0.075
	Total for the Quarter:	$0.345
(A)Represents a supplemental distribution to common stockholders.
Non-GAAP Financial Measure - Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with GAAP. Adjusted net investment income represents net investment income, excluding capital gains-based incentive fees. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company's investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation on investments for such year. However, under GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 - Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fees, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.
The following table provides a reconciliation of net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented (dollars in thousands, except per share amounts; unaudited):

	For the quarter ended
	December 31, 2021		September 30, 2021
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income (loss)	$8,399	$0.25	$2,165	$0.07
Capital gains-based incentive fee	389	0.01	5,594	0.16
Adjusted net investment income	$8,788	$0.26	$7,759	$0.23
Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance withGAAP.
Conference Call: The Company will hold its earnings release conference call on Wednesday, February 9, 2022, at 8:30 a.m. EST. Please call (866) 373-3416 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 16, 2022. To hear the replay, please dial (877) 660-6853 and use the playback conference number 13725345. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website.
About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2021, including the notes to the consolidated financial statements contained therein.
Investor Relations Inquiries: Please visit ir.gladstoneinvestment.com. or +1-703-287-5893.
SOURCE: Gladstone Investment Corporation
Forward-looking Statements:
The statements in this press release regarding potential future distributions, earnings and operations of the Company are “forward-looking statements.” These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on the Company’s current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.